UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

METHODE ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-2816 (Commission File Number)	36-2090085 (IRS Employer Identification No.)

7401 West Wilson Avenue, Chicago, Illinois 60706

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (708) 867-6777

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2009, Methode Electronics, Inc. (the “Company”) and each of its named executive officers (Messrs. Duda, Glandon, Khoury, Kill, Koman, Reynolds and Tsoumas) entered into a cancellation agreement (each an “Award Cancellation Agreement”), which canceled all outstanding restricted stock and tandem cash awards (the “Awards”) held by these named executive officers (each a “Grantee”).  As a result of the cancellation, no restricted shares or cash amounts will be paid out pursuant to the Awards.  The Awards, granted in 2007 and 2008, were to vest May 1, 2010 and April 30, 2011, respectively.

Pursuant to the Award Cancellation Agreements, the Company will, any time that the Company declares a cash dividend on its common stock, pay each Grantee a cash amount equal to the number of shares subject to each Award, multiplied by the per share dividend amount.  Each Grantee will be eligible to receive these cash payments for all dividends declared until May 1, 2010 and April 30, 2011 for the 2007 and 2008 Awards, respectively.  If his employment with the Company is terminated for any reason whatsoever, a Grantee will forfeit payment of any further cash amounts to which he would be entitled under his Award Cancellation Agreement.

The foregoing description is not complete and is qualified in its entirety by reference to the Award Cancellation Agreement entered into by each Grantee, a form of which is attached hereto as Exhibit 10.1.

Item 9.01       Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Award Cancellation Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.

Date: December 17, 2009	By:	/s/ Douglas A. Koman
Douglas A. Koman
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
10.1	Form of Award Cancellation Agreement